Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

AssetMark Financial Holdings, Inc.:

We consent to the use of our report dated March 13, 2020, with respect to the consolidated balance sheets of AssetMark Financial Holdings, Inc. as of December 31, 2019 and 2018, the related consolidated statements of income and comprehensive income, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

August 3, 2020